EXHIBIT 23.11


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S- 8) of Cendant Corporation pertaining to the HFS Incorporated Employee Saving Plan and the PHH Corporation Amended and Restated Employee Investment Plan of our report dated February 23, 1996 (except Notes 9 to 11, as to which the date is February 7, 1997), with respect to the combined financial statements of Resort Condominiums International, Inc., its affiliates and subsidiaries for the year ended December 31, 1995 included in the Current Report of Form 8-K/A of HFS Incorporated dated March 27, 1997, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP


Indianapolis, Indiana
December 16, 1997